CSW Industrials Names Bobby Griffin to Board of Directors, Enhancing Diversity, Independence, and Experience

Dallas, Texas – December 1, 2021 – CSW Industrials, Inc. (the “Company”) (Nasdaq: CSWI) today announced that its Board of Directors has elected Bobby Griffin as an independent director. This appointment expands CSWI’s Board to eight members, seven of whom are independent and three, or 37.5%, of whom are diverse in gender or ethnicity. Mr. Griffin serves on two CSWI Board Committees: Nominating and Corporate Governance, which includes CSWI’s Environmental, Social, and Governance (ESG) efforts in its oversight responsibilities, and Compensation and Talent Development, which includes CSWI’s Diversity and Inclusion efforts in its oversight.

Mr. Griffin has served as Chief Diversity, Equity & Inclusion Officer of Rockwell Automation, Inc. (NYSE: ROK) since February 2021. Prior to that role and beginning in 2017, Mr. Griffin served as Vice President of Diversity and Inclusion at CBRE Group, Inc. (NYSE: CBRE), and prior to that served as Global Director of Diversity and Inclusion at Flowserve Corporation (NYSE: FLS). Additionally, Mr. Griffin held various human resources and business partner leadership positions in Fortune 100 companies, including Coca-Cola Enterprises and Merck & Co. Mr. Griffin holds a BBA in business management from Abilene Christian University and an MBA from the University of North Texas.

“We are pleased to welcome Bobby to the Board,” said Joseph B. Armes, CSWI’s Chairman, Chief Executive Officer, and President. “With over 26 years of domestic and international experience as an influential and transformational human resources and diversity and inclusion leader at Fortune 500 companies, Bobby’s perspective expands our Board’s diversity of viewpoints and experience, and further demonstrates our commitment to the highest standards of corporate governance.”

Robert M. Swartz, lead independent director of the Company’s Board of Directors, added, “Bobby’s notable expertise in corporate culture, organizational health, talent management, and leadership development will enhance CSWI’s strong focus on its core values and people-first culture.”

For additional information regarding CSWI’s corporate governance, please visit https://cswindustrials.gcs-web.com/corporate-governance/overview.

About CSW Industrials
CSW Industrials is a growth-oriented, diversified industrial company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit https://cswindustrials.com/.

Investor Relations
Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com